PARTNERSELECT HIGH INCOME ALTERNATIVES FUND

LITMAN GREGORY FUNDS TRUST

INVESTMENT SUB-ADVISORY AGREEMENT

THIS INVESTMENT SUB-ADVISORY AGREEMENT (the ‘‘Agreement’’) is made as of the 1st day of June, 2021 by and between LITMAN GREGORY FUND ADVISORS, LLC (the ‘‘Advisor’’) and Brown Brothers Harriman & Co. through its separately identifiable department known as the ‘‘BBH Mutual Fund Advisory Department’’ that is registered with the U.S. Securities and Exchange Commission (the ‘‘SEC’’) as an investment adviser as the term is defined under the Investment Advisers Act of 1940, as amended (‘‘Investment Advisers Act’’) (the “Sub-Advisor”).

WITNESSETH:

WHEREAS, the Advisor has been retained as the investment adviser to the PartnerSelect High Income Alternatives Fund (the ‘‘Fund’’), a series of the Litman Gregory Funds Trust (the ‘‘Trust’’), an open-end management investment company, registered as such under the Investment Company Act of 1940, as amended (the ‘‘Investment Company Act’’); and

WHEREAS, the Advisor has been authorized by the Trust to retain one or more investment advisers (each an ‘‘investment manager’’) to serve as portfolio managers for a specified portion of the Fund’s assets (the ‘‘Allocated Portion’’) and the Advisor has a ‘‘manager of manager’s’’ exemptive order from the U.S. Securities and Exchange Commission (‘‘SEC’’) for the appointment of the Sub-Adviser; and

WHEREAS, the Sub-Advisor is registered as an investment adviser under the Investment Advisers Act and is engaged in the business of supplying investment advisory services as an independent contractor; and

WHEREAS, the Fund and the Advisor desire to retain the Sub-Advisor as an investment manager to render portfolio advice and services to the Fund pursuant to the terms and provisions of this Agreement, and the Sub-Advisor desires to furnish said advice and services; and

WEREAS, the Trust and the Fund are third party beneficiaries of such arrangements to the extent required under applicable law;

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties to this Agreement, which shall include the Trust on behalf of the Fund for purposes of the indemnification provisions of section 11 hereof, intending to be legally bound hereby, mutually agree as follows:

1. Appointment of Sub-Advisor.

(a) The Advisor hereby appoints the Sub-Advisor, and the Sub-Advisor hereby accepts such appointment, to render investment advice and related services with respect to the Allocated Portion of the assets of the Fund for the period and on the terms set forth in this Agreement, subject to the supervision and direction of the Advisor and the Trust’s Board of Trustees.

(b) The Sub-Advisor’s appointment shall be solely with respect to an Allocated Portion of the Fund’s assets, such Allocated Portion to be specified by the Advisor and subject to periodic increases or decreases at the Advisor’s sole discretion.

(c) Nature of Fund. The Sub-Advisor and the Advisor both acknowledge that the Fund is a mutual fund that operates as a series of an open-end series investment company under the plenary authority of the Trust’s Board of Trustees. In managing the Allocated Portion, the Sub-Advisor shall do so subject always to the plenary authority of the Board of Trustees.

2. Duties of Sub-Advisor.

(a) General Duties. The Sub-Advisor shall act as one of several investment managers to the Fund and shall invest the Sub-Advisor’s Allocated Portion of the assets of the Fund in accordance with the investment objectives, policies and restrictions of the Fund as set forth in the Fund’s and the Trust’s governing documents, including, without limitation, the Trust’s Agreement and Declaration of Trust and By-Laws; the applicable sections of the Fund’s prospectus, statement of additional information and undertakings; the Sub-Advisor’s adopted written policies and procedures as required by Rule 206(4)-7 under the Investment Advisers Act and Rule 38a-1 under the Investment Company Act of 1940 that relate to the services provided by Sub-Adviser to the Allocated Portion (“Compliance Policies”), to the extent that the Compliance Policies are not materially inconsistent with any such policies of the Fund and such other limitations, policies and procedures as the Advisor or the Trustees of the Trust may provide from time to time in writing to the Sub-Advisor (collectively, the “Fund Documentation”). Advisor has furnished or will furnish to Sub-Advisor as soon as available copies (and any amendments thereto) to the Fund Documentation. Sub-Advisor shall only be responsible for compliance with any amendment to Fund Documentation upon receipt of the amendment and the Sub-Advisor has been afforded a reasonable period of time to comply with any such amendment. In providing such services, the Sub-Advisor shall at all times adhere to the provisions and restrictions contained in the federal securities laws, applicable state securities laws, and other applicable law. Advisor shall provide to the Sub-Advisor such information with respect to the Fund such that the Sub-Advisor will be able to maintain compliance with applicable regulations, laws, policies, and restrictions with respect to the Sub-Advisor’s Allocated Portion. The Sub-Advisor shall not be responsible for any aspects of the Fund’s investments other than with respect to the investments relating to the Sub-Advisor’s Allocated Portion unless expressly set forth herein.

Without limiting the generality of the foregoing, the Sub-Advisor shall: (i) furnish the Fund with advice and recommendations with respect to the investment of the Sub-Advisor’s Allocated Portion of the Fund’s assets; (ii) effect the purchase and sale of portfolio securities for the Sub-Advisor’s Allocated Portion; (iii) determine that portion of the Sub-Advisor’s Allocated Portion that will remain uninvested, if any; (iv) manage and oversee the investments of the Sub-Advisor’s Allocated Portion, subject to the ultimate supervision and direction of the Trust’s Board of Trustees; (v) vote proxies, file required ownership reports, and take other actions with respect to the securities in the Sub-Advisor’s Allocated Portion; (vi) maintain the books and records required to be maintained with respect to the securities in the Sub-Advisor’s Allocated Portion; (vii) furnish reports, statements and other data on securities, economic conditions and other matters related to the investment of the Fund’ assets which the Advisor, the Trustees, or the officers of the Trust may reasonably request; and (viii) render to the Trust’s Board of Trustees such periodic and special reports with respect to the Sub-Advisor’s Allocated Portion as the Board may reasonably request.

(b) Brokerage. With respect to the Sub-Advisor’s Allocated Portion, the Sub-Advisor shall be responsible for broker-dealer selection and for negotiation of brokerage commission rates. The Sub-Advisor may direct orders to an affiliated person of the Sub-Advisor or to any other broker-dealer who has been identified by the Advisor to the Sub-Advisor as an affiliate of any other investment manager without prior authorization to use such affiliated broker or dealer by the Trust’s Board of Trustees, provided that the Sub-Advisor does so in a manner consistent with Sections 17(a) and 17(e) of the Investment Company Act,

Rule 17e-l thereunder and the Rule 17e-l procedures adopted by the Trust (a copy of which shall by provided by the Advisor). The Sub-Advisor’s primary consideration in effecting a securities transaction will be best execution. In selecting a broker-dealer to execute each particular transaction, the Sub-Advisor may take the following into consideration: the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the Fund on a continuing basis. The price to the Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered.

Subject to such policies as the Advisor and the Board of Trustees of the Trust may determine, the Sub-Advisor shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides (directly or indirectly) brokerage or research services to the Sub-Advisor an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Sub-Advisor determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Sub-Advisor’s or the Advisor’s overall responsibilities with respect to the Fund. The Sub-Advisor is further authorized to allocate the orders placed by it on behalf of the Fund to such brokers or dealers who also provide research or statistical material, or other services, to the Trust, the Advisor, any affiliate of either, or the Sub-Advisor. Such allocation shall be in such amounts and proportions as the Sub-Advisor shall determine, and the Sub-Advisor shall report on such allocations regularly to the Advisor and the Trust, indicating the broker-dealers to whom such allocations have been made and the basis therefor.

On occasions when the Sub-Advisor deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Sub-Advisor, the Sub-Advisor, to the extent permitted by applicable laws and regulations, may aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and the most efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Advisor in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

(c) Proxy Voting. The Advisor hereby delegates to the Sub-Advisor, the Advisor’s discretionary authority to exercise voting rights with respect to the securities and other investments in the Allocated Portion. The Sub-Advisor’s proxy voting policies shall comply with any rules or regulations promulgated by the SEC. The Sub-Advisor shall maintain and preserve a record, in an easily-accessible place for a period of not less than three (3) years (or longer, if required by law), of the Sub-Advisor’s voting procedures, of the Sub-Advisor’s actual votes, and such other information required for the Fund to comply with any rules or regulations promulgated by the SEC. The Sub-Advisor shall supply updates of this record to the Advisor or any authorized representative of the Advisor, or to the Fund on a quarterly basis (or more frequently, if required by law). The Sub-Advisor shall provide the Advisor and the Fund with information regarding the policies and procedures that the Sub-Advisor uses to determine how to vote proxies relating to the Allocated Portion. The Fund may request that the Sub-Advisor vote proxies for the Allocated Portion in accordance with the Fund’s proxy voting policies.

(d) Books and Records. In compliance with the requirements of Rule 31a-3 under the Investment Company Act, the Sub-Advisor hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund copies of any of such records upon the Fund’s request. The Sub-Advisor further agrees to preserve for the periods prescribed by

Rule 31a-2 under the Investment Company Act the records required to be maintained by Rule 31a-1 under the Investment Company Act with respect to the Fund and to preserve the records required by Rule 204-2 under the Advisers Act with respect to the Fund for the period specified in the Rule.

(e) Custody. Title to all investments shall be made in the name of the Fund, provided that for convenience in buying, selling, and exchanging securities (stocks, bonds, commercial paper, etc.), title to such securities may be held in the name of the Fund’s custodian bank, or its nominee or as otherwise provided in the Fund’s custody agreement. The Fund shall notify the Sub-Advisor of the identity of its custodian bank and shall give the Sub-Advisor fifteen (15) days’ written notice of any changes in such custody arrangements. Neither the Sub-Advisor, nor any parent, subsidiary or related firm, shall take possession of or handle any cash or securities, mortgages or deeds of trust, or other indicia of ownership of the Fund’s investments, or otherwise act as custodian of such investments. All cash and the indicia of ownership of all other investments shall be held by the Fund’s custodian bank. The Fund shall instruct its custodian bank to (a) carry out all investment instructions as may be directed by the Sub-Advisor with respect thereto (which may be orally given if confirmed in writing); and (b) provide the Sub-Advisor with all operational information necessary for the Sub-Advisor to trade on behalf of the Fund.

(f) (1) Consulting with Certain Affiliated Sub-Advisors. With respect to any transaction the Fund enters into with an affiliated sub-advisor (or an affiliated person of such sub-advisor) in reliance on Rule 10f-3, Rule 17a-10 or Rule 12d3-1 under the Investment Company Act, the Sub-Advisor agrees that it will not consult with the affiliated sub-advisor concerning such transaction, except to the extent necessary to comply with the percentage limits of paragraphs (a) and (b) of Rule 12d3-l.

(2) Transactions Among Sub-Advisors of the Fund. In any case in which there are two or more sub-advisors responsible for providing investment advice to the Fund, the Sub-Advisor may enter into a transaction on behalf of the Fund with another sub-advisor of the Fund (or an affiliated person of such sub-advisor) in reliance on Rule 10f-3, Rule 17a-10 or Rule 12d3-1 under the Investment Company Act, only if (i) the Sub-Advisor, under the terms of this Agreement, is responsible for providing investment advice with respect to its Allocated Portion, and (ii) the other sub-advisor is responsible for providing investment advice with respect to a separate portion of the portfolio of the Fund.

3. Representations and Warranties.

(a)	Sub-Advisor. Sub-Advisor represents and warrants to the Advisor that:

(i)	Sub-Advisor shall use its best judgment and efforts in rendering the advice and services to the Fund as contemplated by this Agreement.

(ii)	Sub-Advisor shall maintain all licenses and registrations necessary to perform its duties hereunder in good order.

(iii)

Sub-Advisor shall conduct its operations at all times in conformance with the Investment Advisers Act, the Investment Company Act and any other applicable state and/or self-regulatory organization regulations.

(iv)

Sub-Advisor shall be covered by errors and omissions insurance. The company self-retention or deductible shall not exceed reasonable and customary standards, and Sub-Advisor agrees to notify Advisor in the event the aggregate coverage of such insurance in any annual period is reduced below $10,000,000.

(v)

The Sub-Advisor represents and warrants to the Advisor and the Fund that (i) the retention of the Sub-Advisor as contemplated by this Agreement is authorized by the Sub-Advisor’s governing documents; (ii) the execution, delivery and performance of this Agreement does not violate any obligation by which the Sub-Advisor or its property is bound, whether arising by contract, operation of law or otherwise; and (iii) this Agreement has been duly authorized by appropriate action of the Sub-Advisor and when executed and delivered by the Sub-Advisor will be the legal, valid and binding obligation of the Sub-Advisor, enforceable against the Sub-Advisor in accordance with its terms hereof, subject, as to enforcement, to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or law).

(b)	Advisor. Advisor represents and warrants to the Sub-Advisor that:

(i)

the retention of the Sub-Adviser by the Advisor as contemplated by this Agreement is authorized by the Fund Documentation, any necessary approval of the Fund’s and Trust’s Board of Trustees, and the Fund’s shareholders, as applicable, the Advisor’s “manager of manager’s” exemptive order from the SEC for the appointment of the Sub-Adviser and applicable law;

(ii)	the execution, delivery and performance of this Agreement do not violate any obligation by which Advisor is bound, whether arising by contract, operation of law or otherwise; and

(iii)

this Agreement has been duly authorized by appropriate action of Advisor and when executed and delivered by Advisor will be a legal, valid and binding obligation of Advisor, enforceable against Advisor in accordance with its terms.

4. Independent Contractor. The Sub-Advisor shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized to do so, have no authority to act for or represent the Trust, the Fund, or the Advisor in any way, or in any way be deemed an agent for the Trust, the Fund, or the Advisor. It is expressly understood and agreed that the services to be rendered by the Sub-Advisor to the Fund under the provisions of this Agreement are not to be deemed exclusive, and the Sub-Advisor shall be free to render similar or different services to other Clients (as defined herein). Further, Advisor acknowledges that Sub-Advisor may have investment responsibilities, or render investment advice to, or perform other investment advisory services, for individuals or entities, including client accounts and other investment companies registered pursuant to or exempt from the Investment Company Act (“Clients”), which may invest in the same type of securities as the Fund. Advisor agrees that Sub-Adviser may give advice or exercise investment responsibility and take such other action with respect to such Clients which may differ from advice given or the timing or nature of action taken with respect to the Sub-Advisor’s Allocated Portion so long as Sub-Advisor’s ability to render the services provided for in this Agreement shall not be impaired thereby.

5. Sub-Advisor’s Personnel. The Sub-Advisor shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of the Sub-Advisor shall be deemed to include persons employed or retained by the Sub-Advisor to furnish statistical information, research, and other factual information, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice, and assistance as the Sub-Advisor, the Advisor or the Trust’s Board of Trustees may desire and reasonably request.

6. Expenses.

(a) The Sub-Advisor shall be responsible for (i) providing the personnel, office space, and equipment reasonably necessary to fulfill its obligations under this Agreement.

(b) In the event this Agreement is terminated by an assignment in the nature of a change of control as contemplated by Section 14(b) hereof, and the parties agree to enter into a new agreement, the Sub-Advisor shall be responsible for (i) the costs of any special notifications to the Fund’s shareholders and any special meetings of the Trust’s Board of Trustees convened for the primary benefit of the Sub-Advisor, or (ii) its fair share of the costs of any special meetings required for the benefit of the Sub-Advisor as well as for other purposes.

(c) The Sub-Advisor may voluntarily absorb certain Fund expenses or waive some or all of the Sub-Advisor’s own fee.

(d) To the extent the Sub-Advisor incurs any costs by assuming expenses which are an obligation of the Advisor or the Fund, the Advisor or the Fund shall promptly reimburse the Sub-Advisor for such costs and expenses. To the extent the Sub-Advisor performs services for which the Fund or the Advisor is obligated to pay, the Sub-Advisor shall be entitled to prompt reimbursement in such amount as shall be negotiated between the Sub-Advisor and the Advisor but shall, under no circumstances, exceed the Sub-advisor’s actual costs for providing such services.

7. Investment Sub-Advisory Fee.

(a) The Advisor shall pay to the Sub-Advisor, and the Sub-Advisor agrees to accept, as full compensation for all investment advisory services furnished or provided to the Fund pursuant to this Agreement, an annual sub-advisory fee based on the Sub-Advisor’s Allocated Portion, as such Allocated Portion may be adjusted from time to time, as set forth in Exhibit A - Fee Agreement (the “Sub-advisory Fee”), attached hereto and made a part herein. Such fee shall be paid at the annual rate as stated in Exhibit A - Fee Agreement based on the net assets of the Fund attributable to the Sub-Advisor’s Allocated Portion, computed on the value of such net assets as of the close of business each day.

(b) The Sub-advisory Fee shall be paid by the Advisor to Sub-Advisor monthly in arrears on the tenth business day of each month.

(c) The initial fee under this Agreement shall be payable on the tenth business day of the first month following the effective date of this Agreement and shall be prorated as set forth below. If this Agreement is terminated prior to the end of any month, the fee to the Sub-Advisor shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the number of calendar days in the month, and shall be payable within ten (10) days after the date of termination.

(d) The fee payable to the Sub-Advisor under this Agreement will be reduced to the extent of any receivable owed by the Sub-Advisor to the Advisor or the Fund.

(e) The Sub-Advisor voluntarily may reduce any portion of the compensation or reimbursement of expenses due to it pursuant to this Agreement and may agree to make payments to limit the expenses which are the responsibility of the Advisor of the Fund under this Agreement. Any such reduction or payment shall be applicable only to such specific reduction or payment and shall not constitute an agreement to reduce any future compensation or reimbursement due to the Sub-Advisor hereunder or to continue future payments. Any such reduction will be agreed to prior to accrual of the related expense or fee and will be estimated daily and reconciled and paid on a monthly basis.

(f) The Sub-Advisor may agree not to require payment of any portion of the compensation or reimbursement of expenses otherwise due to it pursuant to this Agreement. Any such agreement shall be applicable only with respect to the specific items covered thereby and shall not constitute an agreement not to require payment of any future compensation or reimbursement due to the Sub-Advisor hereunder.

8. No Shorting; No Borrowing. The Sub-Advisor agrees that neither it nor any of its officers or employees shall take any short position in the shares of the Fund. This prohibition shall not prevent the purchase of such shares by any of the officers or employees of the Sub-Advisor or any trust, pension, profit-sharing or other benefit plan for such persons or affiliates thereof, at a price not less than the net asset value thereof at the time of purchase, as allowed pursuant to rules promulgated under the Investment Company Act. The Sub-Advisor agrees that neither it nor any of its officers or employees shall borrow from the Fund or pledge or use the Funds assets in connection with any borrowing not directly for the Fund’s benefit.

9. Conflicts with Trust’s Governing Documents and Applicable Laws. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust’s Agreement and Declaration of Trust, By-Laws, or any applicable statute or regulation, or to relieve or deprive the Board of Trustees of the Trust of its responsibility for and control of the conduct of the affairs of the Trust and the Fund. In this connection, the Sub-Advisor acknowledges that the Advisor and the Trust’s Board of Trustees retain ultimate plenary authority over the Fund, including the Allocated Portion, and may take any and all actions necessary and reasonable to protect the interests of shareholders.

10. Reports and Access. The Sub-Advisor agrees to supply such information to the Advisor and to permit such compliance inspections during normal business hours (and at the expense of the Advisor) by the Advisor or the Fund as shall be reasonably necessary to permit the administrator to satisfy its obligations and respond to the reasonable requests of the Trustees.

11. Standard of Care, Liability and Indemnification.

(a) The Sub-Advisor shall exercise reasonable care in fulfilling its obligations under this Agreement.

(b) The Sub-Advisor shall have responsibility for the accuracy and completeness (and liability for the lack thereof) of the statements furnished by the Sub-Advisor for use by the Advisor in the Fund’s offering materials (including the prospectus, the statement of additional information, advertising and sales materials) that pertain to the Sub-Advisor and the investment of the Sub-Advisor’s Allocated Portion of the Fund. The Sub-Advisor shall have no responsibility or liability with respect to other disclosures.

(c) The Sub-Advisor shall be liable to the Fund for any loss (including brokerage charges) incurred by the Fund as a result of any investment made by the Sub-Advisor in violation of Section 2 hereof provided that such loss is judicially determined by a court of competent jurisdiction or through a mutually agreed binding arbitration in New York subject to the rules of the American Arbitration Association (AAA) or JAMS to be a direct result of Sub-Advisor’s willful misfeasance, bad faith or gross negligence in the performance of the obligations or duties hereunder.

(d) Except as otherwise provided in this Agreement, in the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard in the performance of the obligations or duties hereunder on the part of the Sub-Advisor, the Sub-Advisor shall not be subject to liability to the Advisor, the Trust, or the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund or related to any error of judgment or mistake of law by the Sub-Advisor.

(e) Except as otherwise provided in this Agreement, including without limitation paragraphs (c) and (d) above, each party to this Agreement (as an “Indemnifying Party”), including the Trust on behalf of the Fund, shall indemnify and hold harmless the other party and the shareholders, directors, officers, partners and employees of the other party (any such person, an “Indemnified Party”) against any loss, liability, claim, damage, or expense (including the reasonable cost of investigating and defending any alleged loss, liability, claim, damage, or expense and reasonable counsel fees incurred in connection therewith) directly incurred (“Losses”) by an Indemnified Party to the extent that such Losses are judicially determined by a court of final appeals to be directly arising out of the Indemnifying Party’s (i) material breach of this Agreement or (ii) willful misfeasance, bad faith, gross negligence or reckless disregard in the performance or non-performance of any duties under this Agreement provided, however, that nothing herein shall be deemed to protect any Indemnified Party against any liability to which such Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its obligations or duties under this Agreement.

If indemnification is to be sought hereunder, then the Indemnified Party shall promptly notify the Indemnifying Party of the assertion of any claim or the commencement of any action or proceeding in respect thereof; provided, however, that the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may otherwise have to the Indemnified Party provided such failure shall not affect in a material adverse manner the position of the Indemnifying Party or the Indemnified Party with respect to such claim. Following such notification, the Indemnifying Party may elect in writing to assume the defense of such action or proceeding and, upon such election, it shall not be liable for any legal costs incurred by the Indemnified Party (other than reasonable costs of investigation previously incurred) in connection therewith, unless (i) the Indemnifying Party has failed to provide counsel reasonably satisfactory to the Indemnified Party in a timely manner or (ii) counsel which has been provided by the Indemnifying Party reasonably determines that its representation of the Indemnified Party would present it with a conflict of interest. Notwithstanding the preceding sentence, the Indemnified Party may elect to hire counsel at its own expense.

The provisions of this paragraph 11(e) shall not apply in any action where the Indemnified Party is the party adverse, or one of the parties adverse, to the other party.

(f) Notwithstanding anything to the contrary in the Agreement, in no event shall either party to this Agreement (including any of their directors, officers, agents, partners or employees) be liable for any indirect, special, incidental, punitive or consequential damages, even if advised of the possibility thereof.

(g) No provision of this Agreement shall be construed to protect any Trustee or officer of the Trust, or officer of the Advisor or the Sub-Advisor, from liability in violation of Sections 17(h) and (i) of the Investment Company Act.

12. Non-Exclusivity; Trading for Sub-Advisor’s Own Account; Code of Ethics. The Advisor’s employment of the Sub-Advisor is not an exclusive arrangement. The Advisor anticipates that it will employ other individuals or entities to furnish it with the services provided for herein. Likewise, the Sub-Advisor may act as investment adviser for any other person, and shall not in any way be limited or restricted from buying, selling, or trading any securities for its or their own accounts or the accounts of others for whom it or they may be acting, provided, however, that the Sub-Advisor expressly represents that it will undertake no activities which will adversely affect the performance of its obligations to the Fund under this Agreement; and provided further that the Sub-Advisor will adhere to a code of ethics governing employee trading and trading for proprietary accounts that conforms to the requirements of the Investment Company Act and the Investment Advisers Act, a copy of which has been provided to the Board of Trustees of the Trust.

The Sub-Advisor will make such reports to the Advisor and the Fund as are required by Rule 17j-1 and Rule 38a-l under the Investment Company Act. The Sub-Advisor agrees to provide the Advisor and the Fund with any information required to satisfy the compliance program, code of ethics reporting or disclosure requirements of the Sarbanes-Oxley Act and any rules or regulations promulgated by the SEC. To the extent the Sub-Advisor adopts or has adopted a separate code of ethics or amends or has amended its code of ethics to comply with such rules or regulations, the Sub-Advisor shall provide the Advisor with a copy of such code of ethics and any amendments thereto.

13. Term.

(a) This Agreement shall become effective upon approval by the Board of Trustees of the Trust and shall remain in effect for a period of two (2) years, unless sooner terminated as hereinafter provided. This Agreement shall continue in effect thereafter for additional periods not exceeding one (1) year so long as such continuation is approved for the Fund at least annually by (i) the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval, and (iii) the Advisor. The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings as set forth in the Investment Company Act.

(b) During the term of this Agreement, the Fund and its distributor may use the Sub-Advisor’s trade name or any name derived from the Sub-Advisor’s trade name only in a manner consistent with the nature of this Agreement for so long as this Agreement or any extension, renewal, or amendment hereof remains in effect, and agrees to furnish Sub-Advisor all prospectuses, proxy statements and reports to shareholders prepared for distribution to shareholders of the Fund or the public, which refer to Sub-Adviser in any way. Upon termination of this Agreement, the Fund shall cease to use such a name or any other name connected with Sub-Advisor. Other than as set forth herein, neither the Advisor, the Trust nor the Fund shall have any other rights relating to the use of the name of the Sub-Advisor, its affiliates or any derivation thereof.

14. Termination; No Assignment.

(a) This Agreement may be terminated at any time without payment of any penalty, by: the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund, upon sixty (60) days’ written notice to the Sub-Advisor and the Advisor. This Agreement also may be terminated at any time, without the payment of any penalty, by the Advisor or the Sub-Advisor upon sixty (60) days’ written notice to the Trust and the other party. In the event of a termination, Sub-Advisor shall cooperate in the orderly transfer of the Fund’s affairs and, at the request of the Board of Trustees, transfer any and all books and records of the Fund maintained by Sub-Advisor on behalf of the Fund.

(b) This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the Investment Company Act.

15. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

16. Captions. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

17. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act and the Investment Advisers Act and any rules and regulations promulgated thereunder. If any suit is instituted by any of the parties to enforce any of the terms or conditions of this Agreement, each of the parties hereby submits to the exclusive jurisdiction of and venue in the federal courts of the United States of America, County of New York, State of New York, to the extent permitted by federal law, and otherwise, each of the parties hereby submits to the exclusive jurisdiction of and venue in the state courts of the State of New York located in the city and county of New York. Each party hereto hereby irrevocably waives all right of trial by jury in any action, proceeding or counterclaim, arising out of or in connection with this agreement or any matter arising hereunder.

18. Notices. All notices or other communications given under this Agreement shall be made by guaranteed overnight delivery, facsimile or e-mail (confirmed by telephone); notice is effective when received. Notice shall be given to the parties at the following addresses:

Advisor:	Litman Gregory Fund Advisors, LLC 1676 N. California Blvd., Suite 500 Walnut Creek, CA 94596

Sub-Adviser:	Brown Brothers Harriman & Co., through its separately identifiable department, BBH Mutual Fund Advisory Department 140 Broadway New York, NY 10005 Attn: Daniel Greifenkamp

With a copy to:	Brown Brothers Harriman & Co. 140 Broadway

New York, NY 10005 Attn: General Counsel

Fund:	Litman Gregory Funds Trust 1676 N. California Blvd., Suite 500 Walnut Creek, CA 94596 Attn:

19. Nonpublic Personal Information. Notwithstanding any provision herein to the contrary, the Sub-Advisor hereto agrees on behalf of itself and its directors, partners, officers, and employees (1) to treat confidentially and as proprietary information of the Advisor (on behalf of itself and the Fund) and the Trust (a) all records and other information relative to the Fund’s prior, present, or potential shareholders (and clients of said shareholders) and (b) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “G-L-B Act”), and (2) except to the extent authorized by applicable law, court order or request by a governmental authority, unless prior notification to and approval in writing by the Advisor or the Trust, not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by Regulation S-P or the G-L-B Act, and if in compliance therewith, the privacy policies adopted by the Advisor and the Fund and communicated in writing to the Sub-Advisor. Such written approval shall not be unreasonably withheld by the Advisor or the Trust and may not be withheld where the Sub-Advisor may be exposed to civil or criminal contempt or other proceedings for failure to comply after being requested to divulge such information by duly constituted authorities.

20. Anti-Money Laundering Compliance. The Sub-Advisor represents that it has implemented its own anti-money laundering program that is reasonably designed to comply with the Bank Secrecy Act, as amended, the USA PATRIOT Act, and any respective implementing regulations (together, “AML Laws”). The Sub-Advisor further agrees to provide to the Fund and/or the Advisor -with certifications or assurances, as may be reasonably requested by the Fund or the Advisor, pertaining to the Sub-Advisor’s compliance with AML Laws. The Advisor may disclose information respecting the Sub-Advisor to governmental and/or regulatory or self-regulatory authorities to the extent required by applicable law or regulation, provided that the Fund or Advisor shall seek the Sub-Advisor’s written notice and approval prior to any such disclosure, where permitted by law.

21. Certifications; Disclosure Controls and Procedures. The Sub-Advisor acknowledges that, in compliance with the Sarbanes-Oxley Act, and the implementing regulations promulgated thereunder, the Fund is required to make certain certifications and has adopted disclosure controls and procedures. To the extent reasonably requested by the Advisor, the Sub-Advisor agrees to use its best efforts to assist the Advisor and the Fund in complying with the Sarbanes-Oxley Act and implementing the Fund’s disclosure controls and procedures. The Sub-Advisor agrees to inform the Fund of any material development related to the Allocated Portion that the Sub-Advisor reasonably believes is relevant to the Fund’s certification obligations under the Sarbanes-Oxley Act.

22. Provision of Certain Information by the Sub-Advisor. The Sub-Advisor will promptly notify the Advisor in writing of the occurrence of any of the following events:

(a) the Sub-Advisor fails to be registered as investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Sub-Advisor is required to be registered as investment adviser in order to perform its obligations under this Agreement;

(b) to the extent permitted by applicable law, the Sub-Advisor is served or otherwise receives notice of any action, suit, proceeding, inquiry, or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Advisor or the Fund;

(c) the Sub-Advisor suffers financial impairment which materially interferes with its ability to manage the Allocated Portion or otherwise fulfill its duties under this Agreement;

(d) the Sub-Advisor, its principal officers or its controlling stockholders are the subject of a government investigation or inquiry, administrative proceeding or any other type of legal action which, under the Investment Company Act, would make it ineligible to serve as an investment adviser to an investment company;

(e) a change in the Sub-Advisor’s personnel materially involved in the day-to-day management of the Allocated Portion; or

(f) a change in control or management of the Sub-Advisor, provided that retirement and additions of individual new partners of BBH shall not be deemed to be a change in control or management of Sub-Advisor.

22. Confidentiality. The parties to this Agreement shall not, directly or indirectly, permit their respective affiliates, directors, trustees, officers, members, employees, or agents to, in any form or by any means, use, disclose, or furnish to any person or entity, records or information concerning the business of any of the other parties except as necessary for the performance of duties under this Agreement or as required by law, court order or request by governmental authority or without prior written notice to and approval of the relevant other parties, which approval shall not be unreasonably withheld by such other parties and may not be withheld where a party may be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities, or when requested by the Fund.

23. Counterparts. This Agreement may be executed in counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered, shall be deemed an original and all of which counterparts shall constitute but one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all on the day and year first above written.

LITMAN GREGORY FUND ADVISORS, LLC		BROWN BROTHERS HARRIMAN & CO. through its separately identifiable department known as BBH Mutual Fund Advisory Department

By:	/s/ John M. Coughlan	By:	/s/ Daniel Greifenkamp
Name: Title:	John M. Coughlan Chief Operating Officer	Name: Title:	Daniel Greifenkamp Vice-President

As a Third Party Beneficiary,

LITMAN GREGORY FUNDS TRUST on behalf of
PARTNERSELECT HIGH INCOME ALTERNATIVES FUND

By:	/s/ John Coughlan
Name:	John Coughlan
Title:	Treasurer

Exhibit A

Fee Agreement

to the

Investment Sub-Advisory Agreement,

dated as of June 1, 2021

between Litman Gregory Fund Advisors, LLC (the ‘‘Advisor’’) and

Brown Brothers Harriman & Co. through its separately identifiable department known as the ‘‘BBH

Mutual Fund Advisory Department” (the ‘‘Sub-Advisor’’)

As compensation for its investment management services to the PartnerSelect High Income Alternatives Fund of the Litman Gregory Funds Trust, the Sub-Advisor shall receive the following Sub-Advisory Fee:

First $100MM	0.40% per annum
Next $150MM	0.35% per annum
Next $250MM	0.30% per annum
Balance	0.20% per annum